                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Santa Fe Snyder Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          SANTA FE SNYDER CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Santa Fe Snyder Corporation will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas, on Thursday, September 2, 1999 at 10:00 a.m. for the following purposes:

     (A) To elect four directors;

     (B) To ratify and approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 1999; and

     (C) To transact such other business as is properly brought before the meeting.

     Common stockholders of record at the close of business on July 12, 1999 are entitled to notice of and to vote at the meeting. A list of such stockholders will be kept at the office of the Corporation at 840 Gessner, Houston, Texas 77024, for a period of ten days prior to the meeting.

                                            By order of the Board of Directors.

                                            MARK A. OLDER
                                            Corporate Secretary

840 Gessner
Houston, Texas 77024

July 20, 1999

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, DATE, AND SIGN YOUR PROXY AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                          SANTA FE SNYDER CORPORATION
                                  840 GESSNER
                                 HOUSTON, TEXAS

                             ---------------------

                                PROXY STATEMENT
                                 JULY 20, 1999

                             ---------------------

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 2, 1999

     The annual meeting of stockholders of Santa Fe Snyder Corporation (the "Corporation") will be held on September 2, 1999 in Houston, Texas. The enclosed proxy card is solicited by the Board of Directors of the Corporation, and your execution and prompt return of the card is requested. Every common stockholder, regardless of the number of shares held, should be represented at the annual meeting. Whether or not you expect to be present at the meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed envelope. Any stockholder giving a proxy has the right to revoke it. If you attend the meeting and wish to vote your shares in person, you may do so at that time.

     The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, it is intended that such shares will be voted:

     (A) For the election to the Corporation's Board of Directors of the four nominees named below; and

     (B) For the ratification and approval of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 1999; and

     (C) In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting.

     Common stockholders of record at the close of business on July 12, 1999 are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Each share of common stock of the Corporation is entitled to one vote. At the close of business July 12, 1999, the Corporation had approximately 170,997,000 shares of common stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to stockholders on or about July 20, 1999.

                             ELECTION OF DIRECTORS

     The number of directors of the Corporation, as determined by the Board under Article Fifth of the Corporation's Restated Certificate of Incorporation, is currently eleven. The terms of four present directors expire in 1999, and four directors are to be elected at the 1999 annual meeting for a term of three years. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualify. The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it. The election as directors of the persons nominated in this proxy statement will require a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A holder of a share will be treated as being present at a meeting if the holder of such share is either present in person at the meeting or is represented at the meeting by a valid proxy, whether the proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the meeting. In determining the number of votes cast, shares abstaining from voting or not voted on a matter (including elections) will not be treated as votes cast. In general, pursuant to the Corporation's Bylaws, action on a matter (other than the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

     Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. Ages are as of July 1, 1999.

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
                    FOR A TERM OF THREE YEARS ENDING IN 2002

                                                                FIRST
                                                              ELECTED A
NAME, AGE AND BUSINESS EXPERIENCE                             DIRECTOR
---------------------------------                             ---------
Allan V. Martini, 71........................................    1990
  Retired Vice President Exploration/Production and director of Chevron Corporation (petroleum operations) since August
  1988. Mr. Martini served in that position from July 1986
  until his retirement.
James E. McCormick, 71......................................    1999(1)
  Retired President, Chief Operating Officer and director of
  Oryx Energy Company (petroleum operations) since March
  1992. Mr. McCormick served in that position from November
  1988 until his retirement. Mr. McCormick is also a
  director of Lone Star Technologies, BJ Services, Inc.
  (oilfield services), TESCO Corporation (oil field drilling systems), and Dallas National Bank.
Reuben F. Richards, 69......................................    1992
  Chairman of the Board, Terra Industries Inc.
  (agribusiness) from December 1982 until his retirement in
  March 1996; Chief Executive Officer thereof from December
  1982 to May 1991 and President thereof from July 1983 to
  May 1991; Chairman of the Board, Engelhard Corporation
  (specialty chemicals, engineering materials and precious
  metals management services) from May 1985 to December 1994 and director thereof since prior to 1990; Chairman of the
  Board of Minorco (U.S.A.) Inc. from May 1990 to March 1996 and Chief Executive Officer and President from February
  1994 to March 1996. Mr. Richards is also a director of
  Ecolab, Inc. (cleaning and sanitizing products), Engelhard
  Corporation and Potlatch Corporation (forest products).
Kathryn D. Wriston, 59......................................    1990
  For the past five years, director of various corporations
  and organizations, including Northwestern Mutual Life
  Insurance Company (life insurance) and the Stanley Works
  (manufacturer of tools).

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2000

                                                                FIRST
                                                              ELECTED A
NAME, AGE AND BUSINESS EXPERIENCE                             DIRECTOR
---------------------------------                             ---------
William E. Greehey, 62......................................    1991
  Chairman of the Board, Chief Executive Officer and
  director of Valero Energy Corporation (refining and
  marketing) since 1983.
Harold R. Logan, Jr., 54....................................    1999(1)
  Executive Vice President/Finance and a director of
  TransMontaigne Inc., a holding company engaged in
  providing logistical services, i.e. transportation,
  terminaling and marketing to the manufacturers and
  end-users of refined petroleum products. Senior Vice
  President/Finance and a director of Associated Natural Gas
  Corporation from 1987 until 1994. Mr. Logan also serves as a director of Suburban Propane Partners, L.P. (retail
  propane distribution) and Union Banc Shares, Ltd.
Edward T. Story, 55.........................................    1999(1)
  President of SOCO International plc., an independent
  international oil and gas company traded on the London
  Stock Exchange. From 1991 until the formation of SOCO
  International plc in 1997 through the consolidation of
  international interests of Snyder Oil Corporation and
  various third parties, Mr. Story was Vice
  President-International of Snyder Oil Corporation and
  President of SOCO International, Inc. Mr. Story also
  serves as a director of Cairn Energy plc, (London based
  oil and gas company), First BankAmerica, Inc., (bank
  holding company), Hallwood Realty Corporation, the general partner of Hallwood Realty Partners, L.P., (real estate),
  and Sen Hong Resources Limited, (Hong Kong based oil and
  gas company).

DIRECTORS CONTINUING IN OFFICE UNTIL 2001

Melvyn N. Klein, 57.........................................    1993
  Attorney and Counselor at Law; private investor; the sole
  stockholder of a general partner of GKH Partners, L.P., an investment partnership. Mr. Klein is also a principal of
  Questor Management Company, and director of Anixter
  International (distributor of networking products), Bayou
  Steel Corporation (specialty steel manufacturer) and
  Hanover Compressor Corporation (provider of full service
  natural gas compression and fabricator of compressors and
  production equipment).
John A. Hill, 57............................................    1999(1)
  Vice Chairman and Managing Director of First Reserve
  Corporation, an oil and gas investment management company.
  Prior to joining First Reserve, Mr. Hill was President,
  Chief Executive Officer and Director of Marsh & McLennan
  Asset Management Company and served as the Deputy
  Administrator of the Federal Energy Administration during
  the Ford Administration. Mr. Hill is a trustee of the
  Putnam Funds in Boston and a director of TransMontaigne
  Inc. and various companies controlled by First Reserve
  Corporation.
James L. Payne, 61..........................................    1986
  Chairman of the Board and Chief Executive Officer of the
  Corporation since June 1990 and President from January
  1990 until April 1, 1998. Mr. Payne was President of Santa
  Fe Energy Company, a predecessor in interest of the
  Corporation from January 1986 to January 1990 when he
  became President of the Corporation. Mr. Payne is also a
  director of Pool Energy Services Co. (oilfield services)
  and BJ Services, Inc. (oilfield services).
John C. Snyder, 57..........................................    1999(1)
  Chairman of the Board of the Corporation since May 1999.
  From the inception of predecessors in interest of Snyder
  Oil Corporation in 1978, Mr. Snyder served as Chairman and a director of Snyder Oil Corporation. Mr. Snyder is also a director of SOCO International plc, a director of the
  Community Enrichment Center of Fort Worth, a director of
  Texas Capital BancShares, Inc. and is a member of the
  National Petroleum Council.

---------------

(1) First elected to the board on May 5, 1999 in conjunction with the merger of Snyder Oil Corporation into the Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

     Mr. Payne is also a director of Pool Energy Services Co., which provides various oilfield services. During 1998 the Corporation paid Pool subsidiaries an aggregate of $117,651 for services performed on properties operated by the Corporation. Mr. Payne is also a director of BJ Services which also provides various oilfield services. During 1998 the Corporation paid BJ Services an aggregate of $1,314,953 for services performed on properties operated by the Corporation. Mr. Payne has no direct or personal interest in these services. His interest arises only because of his position as an officer of the Corporation and a director of Pool Energy Services Co. and BJ Services. In the opinion of the Corporation, the amounts paid for services performed by Pool and BJ Services were competitive and were normal and customary in the industry.

     Mr. Klein is the sole stockholder of a general partner in GKH Partners, L.P. ("GKH"). The Corporation entered into an Agreement Regarding Shelf Registration dated March 24, 1995, with HC Associates ("HC") which owns more than 3% of the Corporation's common stock whereby the Corporation agreed that upon written demand (which demand may be submitted to the Corporation once, provided such registration is effected and the registration statement is declared effective) from HC, GKH, GKH Investments, L.P., Cockrell Equity Partners, L.P., and Cockrell Investment Partners, L.P. (collectively, the "Selling Stockholders") at any time prior to March 27, 2000 to file with the Securities and Exchange Commission a registration statement to register the offer and sale, from time to time, by the Selling Stockholders of up to 5,203,091 shares of the Corporation's common stock beneficially owned by them as of March 24, 1995, subject to certain specified restrictions. The Corporation is obligated to pay all expenses incidental to such registration, excluding underwriting discounts, commissions, fees or disbursements of legal counsel for the Selling Stockholders. This agreement was amended in 1997 to include two demand rights (provided that any one-demand cover at least 40% of its holdings) and up to two piggyback rights. In addition, in connection with the merger of Snyder Oil Corporation into the Corporation, GKH received a fee for financial advisory services in the amount of $500,000.

     See also "-- Compensation Committee Interlocks and Insider Participation."

     Other Information Concerning Directors. In 1998, the Board met six times, and each member of the Board as it was composed at the time attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

     Directors Compensation. Directors who are not employees of the Corporation or its subsidiaries receive an annual cash retainer fee of $10,000 (plus an additional $2,000 annual retainer for the committee chairmen) with the Chairman of the Board receiving a monthly fee of $10,000 . Non-employee directors also receive a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 for each committee meeting attended plus expenses. In addition, pursuant to the 1990 Incentive Stock Compensation Plan and the 1995 Incentive Stock Compensation Plan for Nonexecutive Employees and Directors (the "Stock Plans"), non-employee directors receive annually (i) 2,000 shares of Common Stock with a six month restriction period during which such shares cannot be transferred and
(ii) 5,000 Non-Qualified Stock Options ("NQSO's") per year having a strike price of the Fair Market Value (as defined in the Stock Plan) on the date of grant. In addition, all newly elected directors receive a one-time grant of 10,000 NQSO's with a strike price of the Fair Market Value on the date the director is first elected. Mr. Snyder also received a one time grant of 10,000 NQSO's effective on the date of the merger of Snyder Oil Corporation into the Corporation. In connection with the amendment of the 1990 Stock Plan in 1996, then current directors received a similar one-time grant of 10,000 NQSO's effective February 1, 1996.

     Board Committees. In 1998, the Board maintained Audit, Compensation and Benefits, Executive and Nominating Committees. Following are the members of each committee and brief descriptions of the functions of the Board Committees. All chairpersons of the above committees are non-employee directors.

     The current members of the Audit Committee are Harold R. Logan, Jr. (Chairman), Reuben F. Richards, Edward T. Story and Kathryn D. Wriston. The principal functions of the Audit Committee, which met three times in 1998, include overseeing the performance and reviewing the scope of the audit function of independent accountants and internal audit. The Audit Committee also reviews, among other things, audit plans and procedures, the Corporation's policies with respect to conflicts of interest and the prohibition on the use of corporate funds or assets for improper purposes, changes in accounting policies, and the use of independent accountants for non-audit services.

     The current members of the Compensation and Benefits Committee are William
E. Greehey (Chairman), John A. Hill, James E. McCormick and Reuben F. Richards. The principal function of the Compensation and Benefits Committee, which met four times in 1998, is to administer all executive compensation and benefit plans of the Corporation. In addition, the Committee reviews the actions of the Pension Benefits Committee which is composed of employees of the Corporation, making recommendations to the Board of Directors concerning future membership of that committee and such other recommendations as may be necessary or appropriate, and recommending to the Board of Directors substantive amendments to the Corporation's retirement plan. Members of the Compensation and Benefits Committee are not eligible to participate in any benefit plans of the Corporation that they administer except the Stock Plans pursuant to which grants may be made only as described above.

     The current members of the Executive Committee are Melvyn N. Klein (Chairman), William E. Greehey, Harold R. Logan, Jr., Allan V. Martini, James L. Payne, John C. Snyder and Edward T. Story. The Executive Committee, which did not meet in 1998, may exercise, during periods between meetings of the Board of Directors, all powers of the Board in the management and business of the Corporation, subject to limitations imposed by the Bylaws, Certificate of Incorporation or applicable law.

     The name of the Nominating Committee was changed in May 1999 to the Nominating and Governance Committee. The current members of this Committee are John A. Hill (Chairman), Allan V. Martini, James L. Payne and John C. Snyder. This Committee, which met once in 1998, receives recommendations for review and evaluates the qualifications of and selects and recommends to the Board of Directors, nominees for election as Directors. The Committee will consider nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent in writing to the Secretary of the Corporation not less than 90 days nor more than 120 days prior to the annual meeting. The Committee will also address issues relating to corporate governance.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the best of the Corporation's knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Corporation's common stock based upon the number of shares outstanding on July 1, 1999:

                                                              NUMBER OF
                                                              SHARES OF    PERCENT
                                                                COMMON       OF
NAME AND ADDRESS                                                STOCK       CLASS
----------------                                              ----------   -------
FMR Corp.(1)................................................  22,175,945    13.0
  82 Devonshire Street
  Boston, MA 02109

---------------

(1) As reported at June 10, 1999, as of May 31, 1999, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, was the beneficial owner of 18,717,508 shares or 10.95% of the common stock outstanding of the Corporation as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

     The ownership of one investment company, Fidelity Dividend Growth Fund, amounted to 11,384,515 shares or 6.6% of the common stock outstanding of the Corporation. Fidelity Dividend Growth Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

     Edward C. Johnson, 3d, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has the power to dispose of the 18,717,508 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

     Fidelity Management Trust Company ("FMT"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 3,458,437 shares or less than 2% of the common stock outstanding of the Corporation as a result of its serving as an investment manager of the institutional account(s). Mr. Johnson and FMR Corp., through its control of FMT, each has dispositive power over 3,458,437 shares and sole power to vote or direct the voting of 2,999,534 shares, and no power to vote or direct the voting of 458,903 shares of common stock owned by the institutional account(s) as reported above.

     Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B stockholders have entered into a stockholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the amount of common stock beneficially owned as of July 1, 1999 by each of the directors and executive officers, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                                 SHARES
NAME OF DIRECTOR                                                 OWNED       PERCENT
EXECUTIVE OFFICER OR GROUP                                    BENEFICIALLY   OF CLASS
--------------------------                                    ------------   --------
William E. Greehey(1).......................................       91,317       --
John A. Hill(2).............................................      223,867
Melvyn N. Klein(3)..........................................    5,090,294      3.0
Harold R. Logan, Jr.(4).....................................       18,040
Allan V. Martini(1).........................................       49,998       --
James E. McCormick(2).......................................       51,660
Reuben F. Richards(1).......................................       48,478       --
John C. Snyder(5)...........................................    4,184,929      2.5
Edward T. Story(6)..........................................    1,171,917
Kathryn D. Wriston(1).......................................       48,720       --
James L. Payne(7)...........................................    2,435,488      1.4
Hugh L. Boyt(8).............................................      722,856       --
Jerry L. Bridwell(9)........................................      740,186       --
Janet F. Clark(10)..........................................      356,160       --
Duane C. Radtke(11).........................................      356,275       --
Directors and Executive Officers as a Group -- 15(12).......   15,590,185      9.1

---------------

 (1) Includes 39,091 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.2985.

 (2) Includes 20,500 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.4085.

 (3) Includes 5,048,083 shares of common stock which may be deemed to be owned by GKH primarily through its participation in HC Associates, a Delaware general partnership ("HC"). The partners of HC (and their respective percentage interests in HC) are GKH Investments, L.P. (the "GKH Fund") (92.743587%), GKH as nominee for GKH Private Limited ("GKHPL") (3.506488%), Cockrell Equity Partners, L.P. (1.089978%) and Cockrell Investment Partners, L.P. (2.659947%). The sole general partner of the GKH Fund, a Delaware limited partnership is GKH. Pursuant to a management agreement, GKH manages assets on behalf of GKHPL. Mr. Klein is the sole stockholder of one of the general partners in GKH, the general partner of the GKH Fund and the nominee for GKHPL and disclaims beneficial ownership of the shares held by HC. Also includes 39,091 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.2985.

 (4) Includes 10,250 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $9.0854.

 (5) Includes 521,345 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.2887. Also, includes 7,708 shares owned by members of Mr. Snyder's immediate family and which he disclaims beneficial ownership.

 (6) Includes 142,270 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $6.7772.

 (7) Mr. Payne's stock ownership includes 68,753 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 1,985,680 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.8405. In addition, Mr. Payne's total includes 1,000 shares owned by his wife. Mr. Payne disclaims beneficial ownership of these shares.

 (8) Mr. Boyt's stock ownership includes 8,793 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 648,248 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.4696.

 (9) Mr. Bridwell's stock ownership includes 45,671 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 606,076 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.9636. Finally, Mr. Bridwell's total includes 2,472 shares owned by his children.

(10) Ms. Clark's stock ownership includes 12,234 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 315,450 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $8.8608.

(11) Mr. Radtke's stock ownership includes 13,646 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 291,815 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.8294.

(12) The stock ownership described includes 149,097 shares arising from participation in the Corporation's Savings Investment Plan and 4,757,589 shares which could be received upon the exercise of options within 60 days.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefits Committee (the "Committee") has been chartered by the Board to review salaries and other compensation of officers, including Mr. Payne, the Corporation's Chief Executive Officer, and key employees on an annual basis. Following review, the Committee submits recommendations to the Board regarding such salaries and compensation. In addition, the Committee selects officers and key employees for participation in incentive compensation plans, establishes performance goals for those officers and key employees who participate in such plans and reviews and monitors benefits under all employee plans of the Corporation.

  Compensation Policies for Executive Officers

     As a result of an extensive review undertaken in 1995 with the assistance of Hay Management Consultants, a performance based executive compensation program was developed. The overall program was reviewed by Hay in 1998 and it was determined by the Committee that the program continued to be appropriate, is competitive, reinforces the Corporation's business strategy and supports objectives for enhanced stockholder value. It is designed to attract, retain and motivate key employees by providing total compensation opportunities consistent with those maintained by the Corporation's peer group. The group used for this purpose includes companies from the peer group used for purposes of the performance graph, which companies the Committee believes approximate the Corporation's size and asset mix. The program allows compensation to vary significantly based on performance results, to balance objectives for short-term operating performance, and to encourage stock ownership among key employees.

     Base salaries for the executive group are maintained near the median competitive position for comparable positions among the peer group. Annual incentive opportunities are targeted to provide compensation between the median and upper quartile of the Corporation's peer group described above. Long-term incentive opportunities are provided through grants of stock options and Phantom Units made pursuant to the Corporation's Stock Plans and are targeted between median and upper quartile award levels with upside opportunities based on sustained performance and creation of stockholder value.

     As a result of the review undertaken by Hay in 1998 it was determined that Messrs. Payne, Boyt and Bridwell would not receive salary adjustments, while Ms. Clark and Mr. Radtke as well as certain other executive officers and key employees would receive modest increases.

     Annual incentives are provided through the Incentive Compensation Plan (the "IC Plan"). Goals have been established which, if met at the target objective, will result in the executive officer being paid 50 percent of the maximum amount for which the individual is eligible. All executive officers participate in the IC Plan with maximum payout percentages of base salary in 1998 ranging from 100 percent for Mr. Payne to 40 percent. The Committee may increase or decrease the ultimate award by 25 percent at its discretion.

     The goals established for 1998 were based upon discretionary cash flow per share, production, reserve replacement, the performance of the Corporation's common stock as compared to the peer group shown in the performance graph, and an individual discretionary award. The awards were subject to reduction by 50% in the event the Corporation failed to achieve net income to common stockholders. Discretionary cash flow per share is defined as net cash provided by operating activities before changes in operating assets and liabilities minus exploration dry hole costs plus total exploration expense minus capitalized interest divided by the average number of common shares outstanding. The discretionary cash flow and production goals each comprised 25% of the total award with the reserve replacement and stock price performance goals each comprising 20% of the total award. The individual discretionary award was potentially payable up to 10% of the total award. With the exception of the stock performance goal and the discretionary award, the goals were compared against profit plan projections. The discretionary cash flow and production goals were not met, the reserve replacement goal was met in full and the stock price performance goal was met at the 50% level. An average individual discretionary award of 8% was also granted. Since the Corporation failed to achieve net income to common stockholders, the payout was reduced by 50%. The Committee, however, exercised its discretion and increased all awards by 25% of the maximum potential award thereby causing an overall average payout of 44%.

     In addition to the above described cash payments, the executive officers and key employees are eligible to participate in grants made under the Stock Plans. In order to further the identity of interest of employees with that of its stockholders, all forms of compensation under the Stock Plans relate to common stock.

     As part of the ongoing strategy discussed above, in July and October 1998, the Committee granted Mr. Payne, the executive officers and other key employees Non-Qualified Stock Options ("NQSO's") as noted in the table entitled "Options/SAR Grants in Last Fiscal Year". The October grant was made in lieu of a salary increase for most individuals including Mr. Payne. All grants were made at fair market value. The July awards were to vest as to one-third of the grant per year over a three-year period and the October awards were to vest at the conclusion of a three year period.

     Also, as part of the strategy discussed above, in December 1998, the Committee granted a total of 200,943 Phantom Units to 21 individuals, including Mr. Payne and the executive officers. Mr. Payne received 49,050 Units, Mr. Boyt 17,857 Units, Ms. Clark 12,799 Units, and Mr. Radtke 12,799 Units. The remaining individuals participating in the grant received Units in amounts ranging from 5,357 to 12,799. The Units were to be earned over a three-year period commencing January 1, 1999 with ultimate payout, if any, to be made in an equivalent number of shares of common stock. The Committee established four equally weighted goals which must be attained over this three-year period. Full payout would have resulted if discretionary cash flow (as described above) and production volumes equaled the three-year projected levels established by the 1999 profit plan, the common stock price performance equaled the S&P 500 Index over the three-year period and the common stock price at the end of the three years equaled an established target. If the above goals were substantially exceeded, possible payouts may increase by 100 percent. Failure to meet a threshold goal level will result in the reduction or total elimination of a payout. As a result of the merger with Snyder Oil Corporation on May 5, 1999, all NQSQ's became fully vested and the Phantom Units were paid in cash at the maximum level pursuant to the terms of the Stock Plans.

  Chief Executive Compensation

     The review of executive compensation discussed above included a review of Mr. Payne's compensation. As in the case of most of the executive officers, as a result of the review of the peer group, it was determined that Mr. Payne's salary not be increased in 1998. Mr. Payne did receive a grant of 110,000 NQSQ's with a strike price of $10.625 in June 1998 and 200,000 NQSO's with a strike price of $8.125 in October 1998.

  Section 162(m) of the Internal Revenue Code of 1986, as amended

     The Committee continues to review implications of the $1 million pay cap rules set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended, and takes this into account when establishing and reviewing compensation policies.

                                            Compensation and Benefits Committee

                                            William E. Greehey, Chairman
                                            Reuben F. Richards
                                            Kathryn D. Wriston

  Compensation Committee Interlocks and Insider Participation

     No member of the Compensation and Benefits Committee was an officer or employee of the Corporation in 1996, 1997 or 1998.

     The following table summarizes certain information regarding compensation paid or accrued by the Corporation during each of the last three fiscal years to the Chief Executive Officer and each of the Corporation's four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                                               ------------   PAYOUTS
                                                                SECURITIES    -------
                                                                UNDERLYING     LTIP      ALL OTHER
NAME AND                                                       OPTIONS/SARS   PAYOUT    COMPENSATION
PRINCIPAL POSITION              YEAR   SALARY $   BONUS $(1)      #S(2)        $(3)         $(4)
------------------              ----   --------   ----------   ------------   -------   ------------
James L. Payne................  1998   515,000     231,750       310,000           --      28,767
  Chairman of the Board, and    1997   515,000     562,464        60,000           --      30,500
  Chief Executive Officer       1996   515,000     708,125       225,000      515,025      30,900
Hugh L. Boyt..................  1998   245,000      90,956       125,000           --      13,447
  President and Chief           1997   230,000     171,271        20,000           --      13,400
  Operating Officer             1996   230,000     215,625        70,000      140,625      13,800
Jerry L. Bridwell(6)..........  1998   230,000      77,625            --           --      10,920
  Senior Vice President --      1997   230,000     188,398        20,000           --      11,560
  Exploration and Land          1996   230,000     172,500        70,000      140,625      12,420
Janet F. Clark(5).............  1998   225,000      75,938       110,000           --      11,747
  Senior Vice President --      1997   206,250     138,558       135,000           --       7,159
  Finance Chief Financial       1996        --          --            --           --          --
  Officer and Treasurer
Duane C. Radtke...............  1998   199,250      63,885       115,000           --      10,935
  Senior Vice President --      1997   187,000     122,541        20,000           --      10,640
  Production                    1996   170,208     146,850        45,000       87,495       9,684

---------------

(1) The bonus amounts shown for 1998 were payable in cash, while the amounts in 1997 and 1996, although determined on a cash basis, were actually paid in shares of common stock pursuant to the Stock Plans. For 1997, Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke received 9,798, 3,282, 3,282, 2,414 and 2,135 shares of Bonus Stock, and 44,091, 9,846, 14,769, 10,862 and 9,606
    shares of Restricted Stock, respectively. For 1996, Messrs. Payne, Boyt, Bridwell and Mr. Radtke received 6,460, 2,084, 3,067 and 1,059 shares of Bonus Stock and 41,200, 9,200, 0, and 8,544 shares of Restricted Stock, respectively.

(2) As a result of the spin-off of Monterey Resources, Inc. by the Corporation in July 1997, all outstanding NQSO's were adjusted to reflect the effect of the transaction on the value of the Corporation's common stock. The anti-dilution formula follows the Internal Revenue Service approved guidelines for adjusting

    Qualified Incentive Stock Options and took into account the average sales prices for the Corporation's common stock for a period of time before and after the spin-off. As a result of the adjustment, the number of options outstanding increased by a factor of 1.7045 and the strike price was reduced accordingly at that time. The Corporation will receive the same overall consideration for the underlying securities upon exercise of the option. All outstanding Phantom Units were also adjusted utilizing the same formula. All other terms and conditions of the options and the Phantom Units remained unchanged.

     As a result of the adjustment, the number of options granted in 1996 as shown in the table to Messrs. Payne, Boyt, Bridwell and Radtke were increased to 383,513, 119,316, 119,316 and 76,703, respectively. The options shown as granted in 1997 for these individuals were granted following the spin-off and no adjustment was made to these options. Ms. Clark received two option grants in 1997. The first grant of 100,000 options was made prior to the spin-off and was increased to 170,450 options as a result of the adjustment. The second grant of 35,000 options was made following the spin-off and therefore no adjustment was made to these options.

(3) The amounts reflect the value of shares of common stock received as a result of the accelerated payout of Phantom Units in November 1996.

(4) Amounts shown reflect matches made by the Corporation for employee contributions to the Santa Fe Energy Resources, Inc. Savings Investment Plan as well as the performance match. (See "-- Benefit Plans -- Savings Plan" for a description of the Savings Investment Plan and the performance match). The performance match is contributed in the year following the performance and therefore total amounts shown for 1996, 1997 and 1998 include the match made for 1995, 1996 and 1997 results, respectively. The Corporation made a performance match in February 1999 for 1998 results for Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke in the amount of $1,408 for each individual. In addition, amounts shown for 1997 and 1998 also include the match made by the Corporation relating to deferrals under the Deferred Compensation Plan. (See "-- Benefit Plans -- Savings Plan" for a description of the Deferred Compensation Plan). These amounts are also subject to the performance match outlined in the Savings Investment Plan. In February 1999, the Corporation allocated to accounts maintained by Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke $3,124, $749, $312, $572 and $345, respectively, as a performance match.

(5) Ms. Clark's employment with the Corporation commenced on January 1, 1997.

(6) Mr. Bridwell retired from the Corporation on June 30, 1999.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                           ---------------------------                           POTENTIAL REALIZABLE
                            NUMBER OF      PERCENT OF                              VALUE AT ASSUMED
                            SECURITIES       TOTAL                                  RATES OF STOCK
                            UNDERLYING    OPTIONS/SARS   EXERCISE                 PRICE APPRECIATION
                           OPTIONS/SARS    GRANTED TO    OR BASE                    FOR OPTION TERM
                             GRANTED      EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
NAME                            #S        FISCAL YEAR     ($/SH)       DATE        5%($)      10%($)
----                       ------------   ------------   --------   ----------   ---------   ---------
James L. Payne...........    110,000           6.28%      10.625      6/29/08      735,009   1,862,696
                             200,000          11.43%       8.125     10/28/08    1,021,960   2,589,820
Hugh L. Boyt.............     45,000           2.57%      10.625      6/29/08      300,685     762,012
                              80,000           4.57%       8.125     10/28/08      408,784   1,035,928
Jerry L. Bridwell........         --             --           --           --           --          --
Janet F. Clark...........     45,000           2.57%      10.625      6/29/08      300,685     762,012
                              65,000           3.71%       8.125     10/28/08      332,137     841,691
Duane C. Radtke..........     55,000           3.14%      10.625      6/29/08      367,504     931,348
                              60,000           3.43%       8.125     10/28/08      306,588     776,946

The NQSO's were granted at market on the date of the grant and as to the first grant shown were to vest one-third per year over a three-year period. The second grant shown was to vest in full, three years following the grant date. As a result of the merger with Snyder Oil Corporation on May 5, 1999, all options vested.

 AGGREGATED OPTION/SAR EXERCISES DURING 1998 AND OPTION/SAR VALUES AT DECEMBER
                                    31, 1998

                                                             NUMBER OF                     VALUE OF
                                                            SECURITIES                    UNEXERCISED
                                                            UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED                 OPTIONS/SARS AT
                               SHARES                      OPTIONS/SARS              DECEMBER 31, 1998(1)
                              ACQUIRED    VALUE        AT DECEMBER 31, 1998                   ($)
                                 ON      REALIZED   ---------------------------   ---------------------------
NAME                          EXERCISE     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------   --------   -----------   -------------   -----------   -------------
James L. Payne..............     --         --       1,507,842       477,838       1,236,815        24,426
Hugh L. Boyt................     --         --         470,143       178,105         422,404         8,549
Jerry L. Bridwell...........     --         --         552,971        53,105         422,404         8,549
Janet F. Clark..............     --         --         125,300       190,150              --            --
Duane C. Radtke.............     --         --         137,915       153,900         183,333         4,885

---------------

(1) The closing price of common stock on December 31, 1998 was $7.25

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1998

                                                                        ESTIMATED FUTURE PAYOUT UNDER
                                      NUMBER OF       PERFORMANCE        NON-STOCK PRICE-BASED PLANS
                                    SHARES, UNITS   OR OTHER PERIOD    -------------------------------
                                      OR OTHER      UNTIL MATURATION   THRESHOLD    TARGET    MAXIMUM
NAME                                  RIGHTS #         OR PAYOUT           #           #         #
----                                -------------   ----------------   ----------   -------   --------
James L. Payne....................     49,050       1/1/99-12/31/01      7,357      49,050     98,100
Hugh L. Boyt......................     17,857       1/1/99-12/31/01      2,678      17,857     35,714
Jerry L. Bridwell.................         --       1/1/99-12/31/01         --          --         --
Janet F. Clark....................     12,799       1/1/99-12/31/01      1,919      12,799     25,598
Duane C. Radtke...................     12,799       1/1/99-12/31/01      1,919      12,799     25,598

     In December 1998, the individuals described above (as well as other executive officers and key employees) received grants of Phantom Units pursuant to the Stock Plans in the amounts indicated. The grant was effective January 1, 1999 with the Units being earned over a three-year period. Ultimate payout, if any, was to be made in an equivalent number of shares of common stock. Four equally weighted goals were established which must be attained over the three-year performance period. Full payout at the target level would have resulted if discretionary cash flow and production volumes equaled the three year projected levels established by the 1999 profit plan, the common stock price performance equaled the S&P 500 Index over the three-year period and the common stock price at the end of the three years equaled an established target. If the above goals were substantially exceeded, possible payouts may increase to the maximum shown. Failure to meet a threshold level, shown above as the combined threshold level of all four goals, would have resulted in a reduction or total elimination of a payout. As a result of the merger with Snyder Oil Corporation on May 5, 1999, all Phantom Unit awards were paid out in cash at the maximum level pursuant to the terms of the Stock Plans.

CHANGE IN CONTROL

     The Stock Plans and the IC Plan contain "Change in Control" provisions. A Change in Control is generally defined to occur if (a) any "person" becomes the beneficial owner of securities representing 25% or more of the voting power of the Corporation's outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease to constitute at least a majority of the Board; or
(c) the Corporation's stockholders approve a merger or consolidation of the Corporation with another corporation and the voting securities of the Corporation outstanding immediately prior thereto do not represent 65% of the combined voting power of the voting securities outstanding immediately thereafter; or (d) the Corporation's stockholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets. The merger with Snyder Oil resulted in a Change in Control. Therefore, at the time of the merger all stock options granted under the Stock Plans became exercisable, all restrictions on Restricted Stock lapsed, all goals associated with Phantom Units awards were deemed met at the maximum level and such awards became payable in cash and each participant in the IC Plan who remains employed at year-end will be entitled to the maximum bonus that would have been payable if all performance goals had been met in full.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the common stock to the S&P 500 Index and to an index composed of independent oil and gas companies which the Corporation believes have an asset base and operations which are comparable to those of the Corporation.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
               AMONG SANTA FE ENERGY RESOURCES, INC., THE S&P 500
                           INDEX AND A PEER GROUP(2)

   MEASUREMENT PERIOD       SANTA FE ENERGY
  (FISCAL YEAR COVERED)     RESOURCES, INC.       PEER GROUP       S & P 500
  ---------------------    -----------------     ------------    -------------

          12/93                  100                 100              100
          12/94                   86                  88              101
          12/95                  104                 107              139
          12/96                  150                 140              171
          12/97                  217                 133              229
          12/98                  140                  92              294


(1) $100 invested on December 31, 1993 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

(2) This group of companies, which includes the Corporation, also currently includes Anadarko Petroleum Corp., Apache Corp., Barrett Resources Corp., Burlington Resources, Cabot Oil & Gas, Cross Timbers Oil Co., Devon Energy, Enron Oil & Gas, Mitchell Energy & Development, Noble Affiliates, Inc., Ocean Energy (reflects value of United Meridian Corporation through date of merger with Ocean Energy on March 27, 1998), Oryx Energy Co., PennzEnergy (formerly Pennzoil Co.), Pioneer Natural Resources, Pogo Producing Company, Seagull Energy Corp., Union Texas Petroleum Holdings, Inc., Vastar

    Resources, Inc., and Vintage Petroleum. Due to activities such as reorganizations and mergers, additions and deletions are made to the group from time to time.

BENEFIT PLANS

     The Corporation maintains a 401(k) savings plan and a retirement income plan. In addition, the Corporation has entered into employment agreements with certain officers and key employees and maintains a severance program for all full-time salaried employees. These plans and agreements are briefly described below.

     Savings Plan. The Corporation maintains the Santa Fe Snyder Corporation Savings Investment Plan (the Snyder Oil Corporation profit sharing plan was merged into the Savings Investment Plan). The Savings Investment Plan offers eligible employees an opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching employer contributions. Substantially all salaried employees are eligible to participate on the first day of the month after their date of hire. The Corporation will match an employee's contribution up to 4% of such employee's compensation.

     In addition to the employer match described above, at the end of each fiscal year, the Company's performance is evaluated using the same performance measures used in the IC Plan. If the performance meets or exceeds the goals for that year, participants will receive up to another fifty cents on each regular matching dollar contributed by the Corporation. The regular employer matching contributions as well as the performance match are made in common stock. The goals were 44% met in 1998 and a partial performance match was made in February 1999.

     The Savings Investment Plan is intended to qualify as a Section 401(k) cash or deferred compensation arrangement whereby an employee's contributions and the employer's matching contributions are not subject to federal income taxes at the time of the contribution to the Savings Investment Plan, and the Savings Investment Plan is subject to the restrictions imposed by the Code. A variety of investment alternatives are offered, including a fund which is invested in common stock.

     The Corporation also maintains a non-qualified Deferred Compensation Plan whereby employees earning in excess of $100,000 per year are allowed to defer all or a portion of their salary until any future year or retirement. These amounts are not matched by the Corporation. Employees earning in excess of $160,000 per year may also defer up to 4% of such excess and the amount will be matched by the Corporation. The amount contributed is also subject to the performance match described above in the Savings Investment Plan.

     Retirement Plans. The Corporation maintains the Santa Fe Snyder Corporation Retirement Income Plan, a qualified defined benefit plan for substantially all salaried employees, and the Santa Fe Snyder Corporation Supplemental Retirement Plan which is a non-qualified plan. The Supplemental Plan will pay benefits to Retirement Plan participants where the Retirement Plan formula produces a benefit to members in excess of limits imposed by ERISA and applicable government regulations. It also includes amounts deferred under the Deferred Compensation Plan as pensionable compensation. Benefits which have accrued to the Corporations' participants under both the Retirement Income Plan and Supplemental Plan are shown below for selected compensation levels and years of service. As of December 31, 1998, Messrs. Payne, Boyt, Bridwell, Radtke and Ms. Clark were credited with 16.8, 15.2, 24.8, 6.7 and 2.0 years of service under the plans, respectively.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
AVERAGE YEARLY                            ----------------------------------------------------
COMPENSATION                                 15         20         25         30         35
--------------                            --------   --------   --------   --------   --------
$250,000................................  $ 45,000   $ 60,000   $ 75,000   $112,000   $131,000
$350,000................................  $ 63,000   $ 84,000   $106,000   $158,000   $185,000
$450,000................................  $ 82,000   $109,000   $137,000   $205,000   $239,000
$550,000................................  $101,000   $134,000   $168,000   $251,000   $293,000
$650,000................................  $119,000   $159,000   $199,000   $298,000   $348,000
$750,000................................  $138,000   $184,000   $230,000   $344,000   $402,000
$850,000................................  $156,000   $208,000   $261,000   $391,000   $456,000
$950,000................................  $175,000   $233,000   $292,000   $437,000   $510,000

     Benefit figures shown are amounts payable based on a straight life annuity assuming retirement by the participant at age 62 in 1998 without a joint survivorship provision. The benefits listed in the above table are not subject to any deduction for social security or other offset amounts.

     Benefits under the plans are computed based on a participant's total compensation for the 60 consecutive months during the ten-year period immediately prior to the termination of his covered employment for which his total compensation is the highest, divided by 60. If a participant has not received compensation for 60 consecutive months during such ten-year period, his compensation shall equal the total of his compensation for the longest period of consecutive months during such ten-year period divided by the total number of months of compensation so considered.

     Compensation recognized under the plans is the total basic compensation, including any elective salary deferral amounts excluded from income pursuant to
Section 125 or 402 of the Code, plus overtime, shift differentials and bonuses (whether cash or stock) paid pursuant to recurring bonus programs, including compensation deferred under the Deferred Compensation Plan, but excluding any special or extraordinary bonuses and any other items of compensation. A participant's basic compensation is the regular rate of pay specified for his position and does not include automobile allowances, imputed income under any group term life insurance program, moving expense or other reimbursements, fringe benefits, or similar items.

     The pension compensation therefore differs from the compensation listed in the Summary Compensation Table in several respects. Pension compensation is based on average compensation as explained above. It does not include restricted stock awards, stock options and other compensation in the "All Other Compensation" column (i.e., employer matching contributions to the Savings Investment Plan and the performance match). It also does not include special or extraordinary bonuses.

     The pension compensation of officers listed in the Summary Compensation Table is listed below:

                                                            PENSION COMPENSATION
NAME                                                        (FINAL AVERAGE PAY)
----                                                        --------------------
James L. Payne............................................        $799,900
Hugh L. Boyt..............................................        $339,900
Jerry L. Bridwell.........................................        $338,400
Duane C. Radtke...........................................        $251,600
Janet F. Clark............................................        $303,100

     Employment Agreements. As of June 30, 1999, the Corporation has entered into employment agreements (the "Employment Agreements") covering 23 employees of the Corporation (including each of the individuals named in the Summary Compensation Table (except Mr. Bridwell who voluntary terminated his Employment Agreement in May 1999). The Employment Agreements are intended to encourage such employees to remain in the employ of the Corporation. The initial term of most Employment Agreements is for three years; however, beginning on the second January 1 and each succeeding January 1 after its effective date, the term is automatically extended for an additional one-year period, unless by September 30 of the preceding year the Corporation gives notice that the Employment Agreement will not be so extended. The term of the Employment Agreement, however, is automatically extended for a minimum period of 24 months following a Change in Control (three years in the case of Mr. Payne). A Change in Control is defined substantially the same as in the Stock Plans.

     In the event that following a Change in Control (and during the term of the Employment Agreement) employment is terminated by the employee for "Good Reason" or the employee is involuntarily terminated by the Corporation other than for "Cause" (as those terms are defined in the Employment Agreements), or if during the six months preceding a Change in Control, the employee's employment is terminated by the employee for Good Reason or by the Corporation other than for Cause, and such termination is demonstrated to be connected with the Change in Control, the Employment Agreements provide for payment of certain amounts to the employee based on the employee's salary and bonus under the IC Plan; payout of nonvested restricted stock, phantom units, stock options, if any, and continuation of certain insurance benefits on a tax neutral basis for a period of up to 24 months (36 months in the case of Mr. Payne). The payments and benefits are payable pursuant to the Employment Agreement only to the extent they are not paid out under the terms of any other plan of the Corporation. The payments and benefits provided by these Employment Agreements may be further limited by certain restrictions commonly known as Parachute Payment limitations as set forth in the Employment Agreements. In the event Mr. Payne's payments would exceed the Parachute Payment Limits, he will be made "whole" on a net after-tax basis for any excise tax incurred. Without giving effect to such limitation, the estimated value of the payments and benefits that Messrs. Payne, Boyt, Ms. Clark and Mr. Radtke and all executive officers as a group would be entitled to receive if a qualifying termination occurred on July 1, 1999 would be $3,024,502, $927,836, $629,220, $656,314 and $5,237,872, respectively. The merger with Snyder Oil Corporation on May 5, 1999, resulted in a Change in Control. Due to modifications in the duties of Messrs. Payne, Boyt, Radtke and Ms. Clark as a result of the merger "Good Reason" exists which would allow them to terminate employment and receive payments pursuant to the Employment Agreements.

     Severance Program. The Corporation maintains a Severance Program for all full-time salaried employees who are terminated by the Corporation or terminated or constructively terminated by an acquiring corporation, other than for Cause (as defined in the Severance Program). However, following a Change in Control (defined substantially the same as in the Stock Plans), an executive officer or key employee who has entered into an Employment Agreement is not eligible to receive duplicate benefits under the Employment Agreement and the Severance Program. A participant in the Severance Program is generally entitled to an amount of up to 78 weeks' pay based upon a participant's age, length of service and highest rate of base salary in effect during the 24-month period preceding his termination, provided that the aggregate of such payment does not exceed two times the participant's actual salary for the 12-month period preceding the date of termination. In addition, a participant is entitled to continuation of health and life insurance benefits for up to a period of two years. The merger with Snyder Oil Corporation on May 5, 1999 resulted in a Change in Control.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the independent public accountants for the Corporation in 1998 and has been appointed the Corporation's independent public accountants for 1999. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The stockholders are requested to ratify and approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for 1999.

     The appointment of PricewaterhouseCoopers LLP will be approved if the votes cast in favor of such approval exceed the votes cast opposing such approval.

                                 OTHER BUSINESS

     The Board knows of no business that will come before the meeting except that indicated above. However, if any other matters are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing this proxy material will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made by regular employees of the Corporation or by paid solicitors in person or by telephone or telegraph. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy material to their principals and the Corporation will reimburse them for their expense in so doing.

                             STOCKHOLDER PROPOSALS

     In accordance with the bylaws of the Corporation and the proxy rules of the Securities and Exchange Commission, in order for proposals by stockholders to be brought before the 2000 annual meeting and included in the proxy material solicited by the Corporation for the 2000 annual meeting such proposals must be received at the Corporation's executive offices no later than May 5, 2000; provided, however that if the date of the 2000 annual meeting is scheduled to be held prior to August 3, 2000 or later than October 2, 2000, the proposals are then required to be received by the Corporation within a reasonable time before its solicitation is made if the proposals are to be included in such proxy material, and no later than the close of business on the tenth day following the day on which the proxy materials for the 2000 annual meeting are first mailed if the proposals are to be brought before the 2000 annual meeting.

                                        By order of the Board of Directors.

                                        MARK A. OLDER
                                        Corporate Secretary

July 20, 1999

     PLEASE MARK YOUR
 [X] VOTES AS IN THIS
     EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                    FOR       WITHHELD                   FOR      AGAINST      ABSTAIN
1. Election of                           2. Approval of
   Directors        [ ]         [ ]         Independent  [ ]        [ ]          [ ]
   (See Reverse)                            Accountants
For, except vote withheld from the
following nominee(s):

--------------------------------------


                                                                                  PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS
                                                                                  PROXY IN THE ENCLOSED ENVELOPE.


                                                                               Note: Please sign exactly as name appears on this
                                                                                     card. Joint owners should each sign personally.
                                                                                     Corporation proxies should be signed by an
                                                                                     authorized officer. Executors, administrators,
                                                                                     trustees, etc. should so indicate when signing.



                                                                               -----------------------------------------------------

                                                                               -----------------------------------------------------
                                                                               SIGNATURE(S)                                  DATE

                          SANTA FE SNYDER CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
              THE COMPANY FOR ANNUAL MEETING ON SEPTEMBER 2, 1999

The undersigned hereby constitutes and appoints John C. Snyder, James L. Payne and William E. Greehey and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Santa Fe Snyder Corporation to be held at the Omni Hotel, Four Riverway, Houston, Texas on Thursday, September 2, 1999 at 10:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

Proposal 1 -- Election of Directors. Nominees:
              Allan V. Martini, James E. McCormick, Reuben F. Richards and Kathryn D. Wriston

Proposal 2 -- To ratify and approve the appointment of Price Waterhouse Coopers
              LLP as independent public accountants for the fiscal year ending December 31, 1999.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS CARD PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE SANTA FE SNYDER INVESTMENT PLAN.


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